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                                                                 Exhibit 99.36

KeraVision, Developer of Intacs, Reports Fourth Quarter and Year End Revenue

Intacs Named by CNN and Health Magazine to List of "Year's Top 10 Medical Advances"

FREMONT, CA (Feb.10, 2000) -- KeraVision, Inc. (Nasdaq: KERA), developer of Intacs corneal segments for treating common vision problems, today reported financial results for the fourth quarter and year ended Dec. 31, 1999. Revenues totaled $1.9 million for the quarter and consisted largely of sales from surgical instrument sets and start-up inventories of Intacs for correcting mild nearsightedness (myopia). This compares to revenues of $332,000 for the fourth quarter of 1998.

Net loss for the 1999 fourth quarter was $9.5 million versus $7.2 million for the fourth quarter in 1998. The increase in net loss was primarily due to investments in professional and consumer market-development activities in the U.S. The net loss per share applicable to common stockholders was 52 cents compared to 59 cents for the same quarter a year before.

Revenues for the year ended Dec. 31, 1999 were $10.5 million compared to $0.8 million for the prior year. The net loss for the year was $27.3 million compared to a loss of $24.0 million in 1998. The increase in losses was primarily due to market development activities in the U.S. The net loss per share applicable to common stockholders was $1.88 compared to $2.16 for 1998.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "Since receiving FDA approval in April 1999 to sell our initial product, Intacs for mild myopia, KeraVision has focused on penetrating the vision correction market. Over 20 million adult nearsighted Americans are believed to be in our initial treatment range. As of December 1999, the company trained more than 600 surgeons and completed more than 2,300 Intacs procedures."

Loarie continued, "KeraVision is now transitioning from a `training' company to a `procedures' company with programs designed to create physician and consumer demand. We intend to grow procedure volume by creating successful practice models and integrating these success models into a core group of `fast track' surgical centers that have made the commitment to Intacs as the procedure of choice for mild nearsightedness.

"To support these practices, KeraVision has begun making investments in programs that we believe will pull in our Intacs target group - that is, people who depend on eyeglasses and contacts for everyday activities but have been waiting for the next best thing after laser surgery," Loarie said.

A surgeon's medical practice is considered integrated when Intacs are performed in over half of a surgeon's mild myopia cases. KeraVision is focusing its procedure-building programs on an initial core group of 30 `fast track' Intacs centers.

The company intends to refine and roll out a success model to additional practices throughout the year. Included in the model are professional-development initiatives such as co-management programs for referring optometrists and consumer initiatives such as cooperative advertising, among other steps.

One of the "Year's Top 10 Medical Advances"
Calling Intacs the "less frightening treatment for the myopic millions," CNN and its affiliate, Health magazine, named Intacs to their list of "The Year's Top 10 Medical Advances". Describing their Top 10 list as "the best of the breakthroughs," Health magazine said in its January/February issue that the list was made up of "discoveries that will help us live longer, healthier lives," including Intacs.

Other 1999 highlights and achievements include:

Management Additions

In August, John Galantic was appointed to the new position of KeraVision president and chief operating officer. A former country manager for the SmithKline Beecham franchise in Europe and brand manager for Proctor & Gamble, Galantic, 37, played a strategic role in KeraVision's transition from a surgeon-training company to a consumer marketing company.

Also added to the management team was Steven M. Henderson, 40, vice president-sales. Henderson was sales director for Baush & Lomb's $50 million-a-year U.S. refractive surgery business where he helped establish LASIK in the U.S., including the training of more than 1,000 LASIK surgeons.

New Product Development

In 1999, U.S. Phase III clinical studies were initiated for a wider range of myopia treatment than was originally approved by the FDA. There are already over 20 million nearsighted Americans who are within the FDA-approved Intacs range, according to industry estimates. If Intacs for wider ranges of correction are eventually approved for sale by the FDA, several million consumers could be added to KeraVision's available market.

The company also began a European clinical study using Intacs to treat keratoconus, a degenerative thinning-of-the-cornea disease that could affect as many as one in 1,000 people - or approximately 370,000 people in the European Union and 272,000 Americans, according to some experts' estimates.

In addition, European clinical trials were begun using Intacs to treat hyperopia, or farsightedness. In October, clinical results from the original international hyperopia study showed that 100 percent of Intacs patients saw 20/40 or better and 90 percent saw 20/25 or better when treated for mild-to-moderate hyperopia (+1.0 to +4.5 diopters). The data, presented at the American Academy of Ophthalmology, were based on results for the first 13 hyperopia patients and included one year of clinical follow-up.

Financing

In August, the company completed a secondary public offering of its common stock. A total of 4,600,000 shares were issued at $13 per share with net proceeds (after underwriting discounts and expenses) of approximately $55.6 million.

Commercial Roll-out of Intacs

Based on initial tracking analysis, clinical outcomes for Intacs consumers since commercialization appear to be generally consistent with the positive clinical results achieved in U.S. clinical trials. These include good visual recovery, high levels of acuity and minor patient discomfort.

For quality control purposes, the company hired additional field proctors to reduce the backlog of surgeons who were trained to perform the Intacs procedure but had not completed a series of Intacs procedures under the supervision of a KeraVision proctor.

KeraVision, founded in 1986, is the developer of Intacs for the treatment of myopia, which was named one of "The Year's Top 10 Medical Advances" by CNN and Health magazine. Intacs, the first FDA-approved non-laser option for surgically treating mild myopia, or nearsightedness, are a safe and effective alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented technology platform is also being developed for the possible treatment of other common vision problems including mild hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other matters contained under the heading "Risk Factors" in the registration statement on Form S-3 dated Aug. 12, 1999, as well as in other SEC filings.

# # #
Note to Editors: Intacs are a registered trademark or trademark of KeraVision, Inc. in the U.S. and foreign countries

KeraVision, Inc., Fremont
Mark Fischer-Colbrie, 510/353-3000 (Investors)
Mick Taylor, 510/353-3075 (Media)
www.keravision.com
Fax on Demand, 800/448-8559

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                            KERAVISION, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data; unaudited)

                                       Three Months Ended           Year Ended
                                           December 31,            December 31,
                                     ----------------------  --------------------
                                        1999       1998        1999       1998
                                     ---------- -----------  --------- ----------



Net sales...........................    $1,925        $332    $10,494       $835

Costs and expenses:
   Cost of sales and manufacturing
    expenses........................     2,414       1,282      9,945      4,386
   Research and development.........     2,350       2,500      8,844     11,356
   Selling, general and
      administrative................     7,062       3,912     19,491      9,693
                                     ---------- -----------  --------- ----------

Total costs and expenses............    11,826       7,694     38,280     25,435
                                     ---------- -----------  --------- ----------
Operating loss......................    (9,901)     (7,362)   (27,786)   (24,600)

Interest income and other, net......       429         162        442        563
                                     ---------- -----------  --------- ----------
Net Loss............................    (9,472)     (7,200)   (27,344)   (24,037)

Preferred stock dividends on:
Dividend on redeemable convertible
  Series B Preferred stock..........      (359)       (383)    (1,503)    (3,377)
                                     ---------- -----------  --------- ----------
Net loss applicable to common
  stockholders......................   ($9,831)    ($7,583)  ($28,847)  ($27,414)
                                     ========== ===========  ========= ==========
Basic and diluted net loss per share
 applicable to common stockholders..    ($0.52)     ($0.59)    ($1.88)    ($2.16)
                                     ========== ===========  ========= ==========
Shares used in calculation of
 net loss per share.................    18,769      12,745     15,343     12,686

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                                KERAVISION, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                December 31,  December 31,
                                                   1999        1998
                                                -----------  ---------

                     ASSETS
Current assets:
  Cash and cash equivalents...................     $43,251     $1,449
  Available-for-sale investments..............       6,519      6,279
  Accounts receivable, net....................         567        365
  Inventory...................................       2,403        427
  Prepaid expenses and other current assets...       1,161        716
                                                -----------  ---------
Total current assets..........................      53,901      9,236

Property and equipment, net                          2,604      1,840
Other assets..................................         634        905
                                                -----------  ---------
Total assets..................................     $57,139    $11,981
                                                ===========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                               11,132      4,321
  Capital lease obligations - non-current.....       1,030        821
  Redeemable Convertible Series B Preferred
    Stock.....................................      16,964     17,489
  Total stockholders' equity
    (net capital deficiency)..................      28,013    (10,650)
                                                -----------  ---------
Total liabilities and total stockholders'
   equity (net capital deficiency)............     $57,139    $11,981
                                                ===========  =========
